Exhibit 11.3

CONSENT OF INDEPENDENT APPRAISER

We hereby consent to all references to our appraisal of the property located at 286 Lenox Avenue, New York, New York in the offering circular (the “Offering Circular”) that constitutes a part of the Offering Statement on Form 1-A of 286 Lenox Partners LLC. We further consent to our being referenced as an expert in the Offering Circular.

BOWERY VALUATION

September 9, 2021